CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is entered into by and between SunTrust Banks, Inc., a Georgia corporation (“SunTrust”), and        (“Executive”).

WHEREAS, Executive is employed by SunTrust or provides services directly or indirectly to SunTrust as a senior executive of SunTrust or one, or more than one, SunTrust Affiliate; and

WHEREAS, the Board and the Compensation Committee decided that SunTrust should provide certain benefits to Executive in the event Executive’s employment is terminated without Cause or Executive resigns for Good Reason following a Change in Control; and

WHEREAS, this Agreement sets forth the benefits which the Board and the Compensation Committee have decided SunTrust shall provide under such circumstances and the terms and conditions under which the Board and the Compensation Committee have decided that such benefits shall be provided.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SunTrust and Executive hereby agree as follows:

§ 1.

Definitions

1.1 Board. The term “Board” for purposes of this Agreement shall mean the Board of Directors of SunTrust.

1.2 Cause. The term “Cause” for purposes of this Agreement shall (subject to § 1.2(e)) mean:

(a) The willful and continued failure by Executive to perform satisfactorily the duties of Executive’s job;

(b) Executive is convicted of a felony or has engaged in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud;

(c) Executive has engaged in a material violation of the SunTrust Code of Business Conduct and Ethics or the Code of Conduct of a SunTrust Affiliate; or

(d) Executive has engaged in any willful act that materially damages or materially prejudices SunTrust or a SunTrust Affiliate or has engaged in conduct or activities materially damaging to the property, business or reputation of SunTrust or a SunTrust Affiliate; provided, however,

(e) No such act, omission or event shall be treated as “Cause” under this Agreement unless (i) Executive has been provided a detailed, written statement of the basis for SunTrust’s belief that such act, omission or event constitutes “Cause” and an opportunity to meet with the Compensation Committee (together with Executive’s counsel if Executive chooses to have Executive’s counsel present at such meeting) after Executive has had a reasonable period in which to review such statement and, if the allegation is under § 1.2(a), has had at least a thirty (30) day period to take corrective action and (ii) the Compensation Committee after such meeting (if Executive meets with the Compensation Committee) and after the end of such thirty (30) day correction period (if applicable) determines reasonably and in good faith and by the affirmative vote of at least two-thirds of the members of the Compensation Committee then in office at a meeting called and held for such purpose that “Cause” does exist under this Agreement.

1.3 Change in Control. The term “Change in Control” for purposes of this Agreement shall mean a change in control of SunTrust of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of SunTrust or any successor of SunTrust; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) there is a consummation of any reorganization, merger, consolidation or share exchange as a result of which the common stock of SunTrust shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of SunTrust) or any dissolution or liquidation of SunTrust or any sale or the disposition of 50% or more of the assets or business of SunTrust; or (iv) there is a consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of SunTrust immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in § 1.3(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of SunTrust common stock immediately before the consummation of such transaction, provided (C) the percentage described in § 1.3(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in § 1.3(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of SunTrust by the persons described in § 1.3(iv)(A) immediately before the consummation of such transaction.

1.4 Code. The term “Code” for purposes of this Agreement shall mean the Internal Revenue Code of 1986, as amended.

1.5 Compensation Committee. The term “Compensation Committee” for purposes of this Agreement shall mean the Compensation Committee of the Board.

1.6 Confidential or Proprietary Information. The term “Confidential or Proprietary Information” for purposes of this Agreement shall mean any secret, confidential, or proprietary information of SunTrust or a SunTrust Affiliate (not otherwise included in the definition of Trade Secret in § 1.23 of this Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of SunTrust or a SunTrust Affiliate.

1.7 Current Compensation Package. The term “Current Compensation Package” for purposes of § 3.1(c)(1) of this Agreement shall mean the sum of the amounts described in § 1.7(a) and in § 1.7(b) as follows:

(a) Base Salary. Executive’s highest annual base salary from SunTrust and any SunTrust Affiliate which (but for any salary deferral election) is in effect at any time during the one-year period which ends on the date Executive’s employment with SunTrust or a SunTrust Affiliate terminates under the circumstances described in § 3.1 or § 3.6.

(b) Bonus Award.

(1) General Rule. If Executive participates in the MIP at termination, the amount described in this § 1.7(b) shall (subject to § 1.7(b)(2)) be the greater of (i) Executive’s target annual bonus under the MIP for the calendar year in which Executive’s employment with SunTrust or a SunTrust Affiliate terminates under the circumstances described in § 3.1 or § 3.6, or (ii) the average of the annual bonus earned by Executive (disregarding any deferral) for the 3 full calendar years in which Executive participated in the MIP (or, if less, the number of full calendar years in which Executive participated in the MIP) which immediately precede the calendar year in which Executive’s employment so terminates. If Executive was not eligible to participate in the MIP at termination, but participates in a FIP, the amount described in this § 1.7(b)(1) shall (subject to § 1.7(b)(2)) be the greater of (i) Executive’s target annual bonus under the FIP for the calendar year in which Executive’s employment with SunTrust or a SunTrust Affiliate terminates under the circumstances described in § 3.1 or § 3.6, or (ii) the average of the annual bonus earned by Executive (disregarding any deferral) for the three (3) full calendar years in which Executive participated in the FIP (or, if less, the number of full calendar years in which Executive participated in the FIP) which immediately precede the calendar year in which Executive’s employment so terminates. In the event Executive was not eligible to participate in the MIP or any FIP at termination, the amount described in this § 1.7(b)(1) shall (subject to § 1.7(b)(2)) be the last annual bonus earned by Executive (disregarding any deferral).

(2) Exceptions to General Rule.

(i) No MIP. If Executive participates in a FIP but not in the MIP, or if Executive is not eligible to participate in the MIP or any FIP at termination, the amount described in this § 1.7(b) shall not exceed the amount which would have been described in § 1.7(b)(1) if Executive instead had been a participant in the MIP.

(ii) Determination Rules. SunTrust shall determine the amount which would have been described in § 1.7(b)(1) if Executive had been a participant in the MIP based on the target bonus or, if greater, the projected bonus for a MIP participant, or for a class of such participants, whose duties, responsibilities and compensation match, or most closely match, Executive’s duties, responsibilities and compensation before Executive’s employment terminated.

1.8 Disability Termination. The term “Disability Termination” for purposes of this Agreement shall mean a termination of Executive’s employment exclusively as a result of an event causing such Executive to become eligible to receive disability income benefits under SunTrust’s long term disability plan or any successor to or replacement for such plan.

1.9 Exchange Act. The term “Exchange Act” for purposes of this Agreement shall mean the Securities Exchange Act of 1934, as amended.

1.10 FIP. The term “FIP” for purposes of this Agreement shall mean an alternative functional incentive plan which provides a short-term bonus or commissions to certain Executives that are not eligible to participate in the MIP.

1.11 Good Reason. The term “Good Reason” for purposes of this Agreement shall (subject to § 1.11(e)) mean:

(a) SunTrust or any SunTrust Affiliate after a Change in Control but before the end of Executive’s Protection Period reduces Executive’s base salary or opportunity to receive comparable incentive compensation or bonuses without Executive’s express written consent;

(b) SunTrust or any SunTrust Affiliate after a Change in Control but before the end of Executive’s Protection Period reduces the scope of Executive’s principal or primary duties, responsibilities or authority, without Executive’s express written consent;

(c) SunTrust or any SunTrust Affiliate at any time after a Change in Control but before the end of Executive’s Protection Period (without Executive’s express written consent) transfers Executive’s primary work site from Executive’s primary work site on the date of such Change in Control or, if Executive subsequently consents in writing to such a transfer under this Agreement, from the primary work site which was the subject of such consent, to a new primary work site which is outside the “standard metropolitan statistical area” which then includes Executive’s then current primary work site unless such new primary work site is closer to Executive’s primary residence than Executive’s then current primary work site; or

(d) SunTrust or any SunTrust Affiliate after a Change in Control but before the end of Executive’s Protection Period fails (without Executive’s express written consent) to continue to provide to Executive health and welfare benefits, deferred compensation and retirement benefits, stock option and restricted stock grants that are in the aggregate comparable to those provided to Executive immediately prior to the Change in Control; provided, however,

(e) No such act or omission shall be treated as “Good Reason” under this Agreement unless:

(1) (i) Executive delivers to the Compensation Committee a detailed, written statement of the basis for Executive’s belief that such act or omission constitutes Good Reason, (ii) Executive delivers such statement before the later of (A) the end of the ninety (90) day period which starts on the date there is an act or omission which forms the basis for Executive’s belief that Good Reason exists or (B) the end of the period mutually agreed upon for purposes of this § 1.11(e)(1)(ii) in writing by Executive and the Chairman of the Compensation Committee, (iii) Executive gives the Compensation Committee a thirty (30) day period after the delivery of such statement to cure the basis for such belief and (iv) Executive actually submits Executive’s written resignation to the Compensation Committee during the sixty (60) day period which begins immediately after the end of such thirty (30) day period if Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period, or

(2) SunTrust states in writing to Executive that Executive has the right to treat such act or omission as Good Reason under this Agreement and Executive resigns during the sixty (60) day period which starts on the date such statement is actually delivered to Executive;

(f) If (1) Executive gives the Compensation Committee the statement described in § 1.11(e)(1) before the end of the thirty (30) day period which immediately follows the end of the Protection Period and Executive thereafter resigns within the period described in § 1.11(e)(1), or (2) SunTrust provides the statement to Executive described in § 1.11(e)(2) before the end of the thirty (30) day period which immediately follows the end of the Protection Period and Executive thereafter resigns within the period described in § 1.11(e)(2); then (3) such resignation shall be treated under this Agreement as if made in Executive’s Protection Period; and

(g) If Executive consents in writing to any reduction described in § 1.11(a) or § 1.11(b), to any transfer described in § 1.11(c) or to any failure described in § 1.11(d) in lieu of exercising Executive’s right to resign for Good Reason and delivers such consent to SunTrust, the date such consent is delivered to SunTrust thereafter shall be treated under this definition as the date of a Change in Control for purposes of determining whether Executive subsequently has Good Reason under this Agreement to resign under § § 3.1 or § 3.6 as a result of any subsequent reduction described in § 1.11(a) or § 1.11(b), any subsequent transfer described in § 1.11(c) or any subsequent failure described in § 1.11(d).

1.12 Gross Up Payment. The term “Gross Up Payment” for purposes of this Agreement shall mean a payment to or on behalf of Executive which shall be sufficient to pay (i) any excise tax described in § 9 in full, (ii) any federal, state and local income tax and social security and other employment tax on the payment made to pay such excise tax as well as any additional taxes on such payment and (iii) any interest or penalties assessed by the Internal Revenue Service on Executive which are related to the payment of such excise tax unless such interest or penalties are attributable to Executive’s willful misconduct or negligence.

1.13 Key Employee. The term “Key Employee” for purposes of this Agreement shall mean an employee treated as a “specified employee” (as defined under Code Section 409A(a)(2)(B)(i)) of SunTrust or its affiliates (any member of its controlled group, as determined under Code Section 414(b), (c), or (m)) as of his or her Separation from Service if SunTrust or any affiliate’s common stock is publicly traded on an established securities market or otherwise (i.e., a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof)). Key Employees shall be determined in accordance with Code Section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.

1.14 Key Employee Delay. The term “Key Employee Delay” for purposes of this Agreement shall mean the period of delay set forth in § 3.1.

1.15 MIP. The term “MIP” for purposes of this Agreement shall mean the SunTrust Banks, Inc. Management Incentive Plan or, if there is any material change in the terms, operation or administration of such plan following a Change in Control, any successor to such plan in which Executive is eligible to participate and which provides an opportunity for a short-term bonus for Executive which is comparable to the opportunity which Executive had under such plan before such Change in Control or, if Executive reasonably determines that there is no such plan in which Executive is eligible to participate but SunTrust or a parent corporation maintains a short term bonus plan for the benefit of senior executives which provides for such an opportunity, such other plan as agreed to by Executive and the Compensation Committee.

1.16 Protection Period. The term “Protection Period” for purposes of this Agreement shall (subject to § 1.11(f)) mean the two (2) year period which begins on a Change in Control.

1.17 Restricted Period. The term “Restricted Period” for purposes of this Agreement shall mean the period which starts on the date Executive’s employment by SunTrust or a SunTrust Affiliate terminates under circumstances which require SunTrust to make the payments and provide the benefits described in § 3 and which ends on the earlier of (a)(i) the first anniversary of such termination date for purposes of § 5 and (ii) the second anniversary of such termination date for all other purposes under this Agreement, or (b) on the first date following such a termination on which SunTrust either breaches any obligation to Executive under § 3 or no longer has any obligation to Executive under § 3.

1.18 Separation from Service or Separates from Service. The term “Separation from Service” or “Separates from Service” for purposes of this Agreement shall mean a “separation from service” within the meaning of Code Section 409A.

1.19 Severance Period. The term “Severance Period” for purposes of this Agreement shall mean the two (2) year period described in § 3.2.

1.20 SunTrust. The term “SunTrust” for purposes of this Agreement shall mean SunTrust Banks, Inc. and any successor to SunTrust.

1.21 SunTrust Affiliate. The term “SunTrust Affiliate” for purposes of this Agreement shall mean any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) of SunTrust but excluding a corporation which has subsidiary corporation status under Section 424(f) of the Code exclusively as a result of SunTrust or a SunTrust Affiliate holding stock in such corporation as a fiduciary with respect to any trust, estate, conservatorship, guardianship or agency.

1.22 Term. The term “Term” for purposes of this Agreement shall mean the period described in § 2.2.

1.23 Trade Secret. The term “Trade Secret” for purposes of this Agreement shall mean information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that:

(a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and

(b) is the subject of reasonable efforts by SunTrust or a SunTrust Affiliate to maintain its secrecy.

§ 2.

Effective Date and Term

2.1 Effective Date. This Agreement shall be effective on the date of this Agreement as set forth in the signature section of this Agreement (the “Effective Date”).

2.2 Term.

(a) Original Term. The Term of this Agreement shall be the period beginning on the Effective Date and ending (subject to § 2.2(b), § 2.2(c) and § 2.2(d)) on the third anniversary of such date.

(b) Anniversary Date Extensions. The Term of this Agreement shall automatically be extended for one additional year effective as of the first anniversary of the Effective Date and extended for one additional year each successive anniversary of the Effective Date thereafter unless either Executive or SunTrust delivers to the other at least 90 days advance written notice before an anniversary date that there will be no such one year extension as of the next anniversary date or any anniversary date thereafter.

(c) Other Extensions.

(1) If Executive’s Protection Period starts before the Term of this Agreement (as extended, if applicable, under § 2.2(b)) expires, the Term of this Agreement shall automatically be extended until the expiration of such Protection Period.

(2) If Executive’s employment terminates during Executive’s Protection Period under the circumstances described in § 3.1, if Executive’s employment terminates under the circumstances described in § 3.6 before the Term of this Agreement (as extended, if applicable, under § 2.2(b)) expires, or if this Agreement is not assigned in accordance with § 10.1, the Term of this Agreement shall automatically be extended until the earlier of (i) the date Executive agrees that all SunTrust’s obligations to Executive under this Agreement have been satisfied in full or (ii) the date a final determination is made pursuant to § 8 that SunTrust has no further obligations to Executive under this Agreement.

(d) Termination Before Change in Control. Unless § 3.6 applies, this Agreement automatically terminates upon Executive’s termination of employment before a Change in Control, and no benefits under this Agreement shall be due or payable to Executive as a result of such Executive’s termination from SunTrust or a SunTrust Affiliate.

§ 3.

Compensation and Benefits

3.1 General. If a Change in Control occurs during the Term of this Agreement and either:

(a) SunTrust or a SunTrust Affiliate terminates Executive’s employment without Cause during Executive’s Protection Period; or

(b) Executive resigns for Good Reason during Executive’s Protection Period; then

(c) SunTrust shall pay or provide to Executive the payments and benefits described below.

(1) Cash Payment. SunTrust shall pay Executive two (2) times Executive’s Current Compensation Package. The amounts payable under this § 3.1(c)(1) (the “Severance Amount”) shall be paid in cash to Executive in a single lump sum sixty (60) days after Executive’s Separation from Service. Notwithstanding the foregoing, if Executive is a Key Employee, the Severance Amount shall be paid in a lump sum on the first day of the seventh month following the date on which Executive Separates from Service (or, if earlier, the first day of the month after Executive’s death) (the “Key Employee Delay”). During the Key Employee Delay, interest shall accrue on the Severance Amount at the “prime rate” as reported by SunTrust Bank or its successor on the date Executive Separates from Service or, if such rate is not reported on such date, such rate as so reported on the last business day before Executive Separates from Service.

(2) Stock Options. Notwithstanding the terms of any plan or agreement under which an option was granted, each outstanding stock option granted to Executive by SunTrust shall immediately become fully vested and exercisable on the date Executive’s employment so terminates and Executive shall be deemed to continue to be employed by SunTrust for the period described in § 3.4 for purposes of determining when Executive’s right to exercise each such option expires; provided, however, in no event shall Executive’s right to exercise the option extend beyond the earlier of (i) the latest date upon which the option could have expired by its original terms under any circumstances; or (ii) the tenth (10th) anniversary of the original date of grant.

(3) Restricted Stock and Restricted Stock Units. Any restrictions on any outstanding restricted or performance stock grants or restricted or performance stock unit awards, if any, to Executive by SunTrust shall immediately expire and Executive’s right to such stock or stock units shall be non-forfeitable notwithstanding the terms of any plan or agreement under which such grants or awards were made.

(4) Earned but Unpaid Salary, Bonus and Vacation. SunTrust shall promptly pay Executive any earned but unpaid base salary and bonus, shall promptly pay Executive for any earned but untaken vacation and shall promptly reimburse Executive for any incurred but unreimbursed expenses which are otherwise reimbursable under SunTrust’s expense reimbursement policy as in effect for senior executives immediately before Executive’s employment so terminates.

(5) Bonus Award. Payments under this § 3.1(c)(5) shall reduce any amounts otherwise payable pursuant to the terms of the MIP or FIP, as applicable, at the end of the calendar year in which Executive terminates employment. Notwithstanding anything herein to the contrary, any portion of the amounts set forth below that have been elected or scheduled to be deferred and credited under the SunTrust Banks, Inc. Deferred Compensation Plan or any other nonqualified plan maintained by SunTrust or a SunTrust Affiliate shall not be paid under this § 3.1(c)(5).

(i) MIP. If Executive participates in the MIP, SunTrust shall pay Executive within thirty (30) days after Executive’s employment terminates a portion of Executive’s target bonus or, if greater, Executive’s projected bonus under the MIP for the calendar year in which Executive’s employment terminates, where (a) Executive’s projected bonus shall be no less than the bonus which would have been projected under the projection procedures in effect under the MIP on the date of the Change in Control, and (b) such portion shall be determined by multiplying such target bonus or, if greater, such projected bonus by a fraction, the numerator of which shall be the number of days Executive is employed in such calendar year and the denominator of which shall be the number of days in such calendar year.

(ii) FIP. If Executive was not eligible to participate in the MIP, but participates in a FIP, SunTrust shall (subject to the exception to this general rule set forth in § 3.1(c)(5)(iii)) pay Executive within 30 days after Executive’s employment terminates a portion of Executive’s target bonus or, if greater, Executive’s projected bonus under the FIP for the calendar year in which Executive’s employment terminates, where (a) Executive’s projected bonus shall be no less than the bonus which would have been projected under the projection procedures in effect under the FIP on the date of the Change in Control, and (b) such portion shall be determined by multiplying such target bonus or, if greater, such projected bonus by a fraction, the numerator of which shall be the number of days Executive is employed in such calendar year and the denominator of which shall be the number of days in such calendar year.

(iii) Limitations to FIP.

(A) No MIP. If Executive participates in a FIP but not in the MIP, the payment made to Executive under § 3.1(c)(5)(ii) shall not exceed the payment which would have been made to Executive if Executive instead had been a participant in the MIP.

(B) Determination Rules. SunTrust shall determine the payment which would have been made to Executive under § 3.1(c)(5)(i) if Executive had been a participant in the MIP based on the target bonus or, if greater, the projected bonus for a MIP participant, or for a class of such participants, whose duties, responsibilities and compensation match, or most closely match, Executive’s duties, responsibilities and compensation before a Change in Control.

3.2 Continuing Benefit Coverage. If Executive’s employment terminates under the circumstances described in § 3.1 or § 3.6, SunTrust or a SunTrust Affiliate for the two (2) year period which begins on the date of such termination of Executive’s employment (the “Severance Period”) shall provide to Executive medical, dental and life insurance benefits which are similar in all material respects as those benefits provided under SunTrust’s employee benefit plans, policies and programs to senior executives of SunTrust who have not terminated their employment (collectively, the medical and dental benefits referred to hereinafter as the “Welfare Benefits”). If SunTrust cannot provide such benefits under SunTrust’s employee benefit plans, policies and programs, SunTrust either shall provide such benefits to Executive outside such plans, policies and programs at no additional expense or tax liability to Executive or shall reimburse Executive for Executive’s cost to purchase such benefits and for any tax liability for such reimbursements.

To the extent the continuation of the Welfare Benefits under § 3.2 is, or ever becomes, taxable to Executive and to the extent the Welfare Benefits continue beyond the period in which Executive would be entitled (or would, but for this Agreement, be entitled) to continuation coverage under a group health plan of SunTrust under Code Section 4980B (COBRA) if Executive elected such coverage and paid the applicable premiums, SunTrust shall administer such continuation of coverage consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv):

(a) Executive’s eligibility for Welfare Benefits in one year will not affect Executive’s eligibility for Welfare Benefits in any other year (disregarding any limit on the amount of Welfare Benefits that may be reimbursed during such continuation period);

(b) Any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and

(c) Executive’s right to Welfare Benefits is not subject to liquidation or exchange for another benefit.

In the event the preceding sentence applies, if Executive’s applicable COBRA period lasts less than six (6) months and Executive is a Key Employee, reimbursement for Welfare Benefits shall commence on the first day after the Key Employee Delay.

3.3 No Interference with Vested Benefits. If Executive’s employment terminates under the circumstances described in § 3.1 or § 3.6, Executive shall have a right to any benefits under any employee benefit plan, policy or program maintained by SunTrust or any SunTrust Affiliate (other than the MIP or a FIP and the SunTrust Severance Pay Plan) which Executive had a right to receive under the terms of such employee benefit plan, policy or program after a termination of Executive’s employment without regard to this Agreement.

3.4 Additional Age and Service Credit. If Executive’s employment terminates under the circumstances described in § 3.1 or § 3.6, Executive shall be deemed to have been employed by SunTrust throughout Executive’s Severance Period for purposes of computing Executive’s age and service credit on the date Executive’s employment so terminates under any deferred compensation or welfare plan, policy or program (except a plan described in Section 401 of the Code) maintained by SunTrust or a SunTrust Affiliate in which Executive is a participant and under which Executive’s benefit, or eligibility for a benefit, is based in whole or in part on Executive’s age or service, and Executive shall receive such age and service credit notwithstanding the terms of any such plan, policy or program.

3.5 No Increase in Other Benefits; No Other Severance Pay. If Executive’s employment terminates under the circumstances described in § 3.1 or § 3.6, Executive waives Executive’s right, if any, to have any payment made under this § 3 taken into account to increase the benefits otherwise payable to, or on behalf of, Executive under any employee benefit plan, policy or program, whether qualified or nonqualified, maintained by SunTrust or a SunTrust Affiliate (e.g., there will be no increase in Executive’s qualified pension benefit or life insurance because of compensation Executive receives under this Agreement) and, further, Executive acknowledges he has no right to any payment of severance pay and severance benefits under the SunTrust Banks, Inc. Severance Pay Plan or any other severance pay plan, policy or program maintained by SunTrust or a SunTrust Affiliate or under any individual severance agreement or employment agreement, subject to the condition that SunTrust not be relieved of any of its obligations to Executive under this § 3 pursuant to § 3.7 or § 3.8.

3.6 Termination in Anticipation of Change in Control. Executive shall be treated under § 3.1 as if Executive’s employment had been terminated without Cause or Executive had resigned for Good Reason during Executive’s Protection Period if (1)(A) Executive’s employment is terminated by SunTrust or a SunTrust Affiliate without Cause on or after the date the shareholders of SunTrust approve any transaction described in §1.3(iii) or §1.3(iv) but before the Change in Control which results from such approval, or (B) Executive resigns for Good Reason on or after the date the shareholders of SunTrust approve any transaction described in §1.3(iii) or §1.3(iv) but before the Change in Control which results from such approval; (2) such shareholder approval occurs on or after the date this Agreement becomes effective under § 2; and (3) there is a Change in Control which results from such shareholder approval. Executive shall receive the benefits set forth in § 3.1(c)(1) in a single lump sum following the later of: (x) Executive’s Separation from Service (with payment in accordance with § 3.1(c)(1)), or (y) the date of the Change in Control. If the date of the Change in Control is the later event, payment shall be treated as made upon the lapse of a substantial risk of forfeiture under Treas. Reg. § 1.409A-3(i)(1)(i) and treated as paid on the date of such Change in Control.

3.7 Death or Disability. Executive agrees that SunTrust will have no obligations to Executive under this § 3 if Executive’s employment terminates exclusively as a result of Executive’s death or Executive has a Disability Termination.

3.8 Release. Executive agrees that SunTrust will have no obligations to Executive under this § 3 until Executive executes the form of release which is attached as Exhibit A to this Agreement and, further, will have no further obligations to Executive under this § 3 if Executive revokes such release.

§ 4.

No Solicitation of Customers or Clients

4.1 Restriction. Executive shall not during the Restricted Period, directly or indirectly, for himself or herself or on behalf of any Business Entity (as defined below) other than SunTrust or a SunTrust Affiliate, solicit or attempt to solicit any Customer for the purpose of marketing, providing, servicing, or selling, any product or service then marketed, provided, serviced, or sold by SunTrust or any SunTrust Affiliate in any line of business in connection with which Executive had Material Contact with such Customer. Nothing contained in this § 4.1 will prohibit public advertising or public solicitations (such as television advertisements directed to the general public) of Customers, potential customers or clients of SunTrust or any SunTrust Affiliate in general so long as the advertising and solicitations are not specifically directed to Customers, potential customers or clients of SunTrust or any SunTrust Affiliate.

4.2 Definitions. For purposes of § 4.1, the following terms shall have the meanings set forth below:

(a) Business Entity. The term “Business Entity” shall mean any individual, partnership, association, corporation, trust, limited liability company, unincorporated organization, or any other business entity or enterprise.

(b) Customer. The term “Customer” shall mean any Business Entity to whom SunTrust or any SunTrust Affiliate provides any product or service, and with whom Executive had Material Contact.

(c) Material Contact. The term “Material Contact” shall mean any interaction between Executive and any Business Entity that takes place in an effort to establish, maintain, or further a business relationship on behalf of SunTrust or any SunTrust Affiliate.

§ 5.

Antipirating of Employees

Absent the Compensation Committee’s written consent, Executive will not during the Restricted Period solicit to employ on Executive’s own behalf or on behalf of any other person, firm or corporation, any person who was employed by SunTrust or a SunTrust Affiliate during the term of Executive’s employment by SunTrust or a SunTrust Affiliate (whether or not such employee would commit a breach of contract), and who has not ceased to be employed by SunTrust or a SunTrust Affiliate for a period of at least one (1) year. Nothing contained in this § 5 will prohibit public advertising or public solicitations (such as want-ads directed to the general public) of any person employed during such period by SunTrust or a SunTrust Affiliate in general so long as the advertising and solicitations are not specifically directed to any employee or former employee of SunTrust or a SunTrust Affiliate.

§ 6.

Trade Secrets and Confidential Information

Executive hereby agrees that Executive will hold in a fiduciary capacity for the benefit of SunTrust and each SunTrust Affiliate, and will not directly or indirectly use or disclose, any Trade Secret that Executive may have acquired during the term of Executive’s employment by SunTrust or a SunTrust Affiliate for so long as such information remains a Trade Secret.

Executive in addition agrees that during the Restricted Period Executive will hold in a fiduciary capacity for the benefit of SunTrust and each SunTrust Affiliate, and will not directly or indirectly use or disclose, any Confidential or Proprietary Information that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive was authorized to have access to such information) during the term of, in the course of, or as a result of Executive’s employment by SunTrust or a SunTrust Affiliate.

§ 7.

Reasonable and Necessary Restrictions and Non-Disparagement

Executive acknowledges that the restrictions, prohibitions and other provisions set forth in this Agreement, including without limitation the Restricted Period, are reasonable, fair and equitable in scope, terms and duration; are necessary to protect the legitimate business interests of SunTrust; and are a material inducement to SunTrust to enter into this Agreement. Executive covenants that Executive will not challenge the enforceability of this Agreement nor will Executive raise any equitable defense to its enforcement. Further, Executive and SunTrust each agree not to knowingly make false or materially misleading statements or disparaging comments about the other during the Restricted Period.

§ 8.

Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement shall be determined by binding arbitration in accordance with Title 9 of the United States Code and the applicable set of arbitration rules of the American Arbitration Association. Judgment upon any award made in such arbitration may be entered and enforced in any court of competent jurisdiction. All statutes of limitation which would otherwise be applicable in a judicial action brought by a party shall apply to any arbitration or reference proceeding hereunder. Neither SunTrust nor Executive shall appeal such award to or seek review, modification, or vacation of such award in any court or regulatory agency. Unless otherwise agreed, venue for arbitration shall be in Atlanta, Georgia. All of Executive’s reasonable costs and expenses incurred in connection with such arbitration shall be paid in full by SunTrust promptly on written demand from Executive, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys’ fees; provided, however, SunTrust shall pay no more than $30,000 per year in attorneys’ fees unless a higher figure is awarded in the arbitration, in which event SunTrust shall pay the figure awarded in the arbitration.

Reimbursement of reasonable costs and expenses under this § 8 shall be administered consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv): (1) Executive’s eligibility for benefits in one year will not affect Executive’s eligibility for benefits in any other year; (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (3) Executive’s right to benefits is not subject to liquidation or exchange for another benefit. In the event Executive is a Key Employee, reimbursement for benefits under this § 8 shall commence on the first day after the Key Employee Delay.

Executive’s signature By: SunTrust Banks, Inc.

§ 9.

Tax Protection

If SunTrust or SunTrust’s independent accountants determine that any payments and benefits called for under this Agreement together with any other payments and benefits made available to Executive by SunTrust or a SunTrust Affiliate will result in Executive being subject to an excise tax under Section 4999 of the Code or if such an excise tax is assessed against Executive as a result of any such payments and other benefits, SunTrust shall make a Gross Up Payment to or on behalf of Executive as and when any such determination or assessment is made, provided Executive takes such action (other than waiving Executive’s right to any payments or benefits) as SunTrust reasonably requests under the circumstances to mitigate or challenge such tax. Any determination under this § 9 by SunTrust or SunTrust’s independent accountants shall be made in accordance with Section 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law and, if SunTrust reasonably requests that Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment (other than waiving Executive’s right to any payment or benefit) and Executive complies with such request, SunTrust shall provide Executive with such information and such expert advice and assistance from SunTrust’s independent accountants, lawyers and other advisors as Executive may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments. Any Gross Up Payment made to or on behalf of Executive under this § 9 shall be made in compliance with Code Section 409A and by the end of the year following the year that the related taxes are remitted to the applicable taxing authority. In the event Executive is a Key Employee, reimbursement for any expenses and payment of any Gross Up Payment under this § 9 shall commence on the first day after the Key Employee Delay. Reimbursement of any expenses incurred and related fines, penalties, interest and other assessments under this § 9 shall be administered consistent with the additional requirements set forth in § 8.

§ 10.

Miscellaneous Provisions

10.1 Assignment. This Agreement is for the personal services of Executive, and the rights and obligations of Executive under this Agreement are not assignable in whole or in part by Executive without the prior written consent of SunTrust. This Agreement is assignable in whole or in part to any successor to SunTrust. However, if SunTrust as part of any Change in Control transaction fails to assign SunTrust’s obligations under this Agreement to SunTrust’s successor or such successor fails to expressly agree to such assignment on or before the Change in Control, SunTrust shall provide to Executive the benefits described in § 3 of this Agreement upon his or her Separation from Service at any time. Such benefits shall be paid or provided in accordance with the terms and requirements set forth in § 3.

10.2 Governing Law. This Agreement will be governed by and construed under the laws of the State of Georgia (without reference to the choice of law principles thereof), except to the extent superseded by federal law.

10.3 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.4 Headings; References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Any reference to a section (§) shall be to a section (§) of this Agreement unless there is an express reference to a section (§ or Section) of the Code or the Exchange Act, in which event the reference shall be to the Code or to the Exchange Act, whichever is applicable.

10.5 Amendments and Waivers. Except as otherwise specified in this Agreement, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of SunTrust and Executive.

10.6 Severability. Any provision of this Agreement held to be unenforceable under applicable law will be enforced to the maximum extent possible, and the balance of this Agreement will remain in full force and effect.

10.7 Entire Agreement. This Agreement constitutes the entire understanding and agreement of SunTrust and Executive with respect to the matters contemplated in this Agreement, and supersedes all prior understandings and agreements between SunTrust and Executive with respect to such transactions.

10.8 Notices. Any notice required hereunder to be given by either SunTrust or Executive will be in writing and will be deemed effectively given upon personal delivery to the party to be notified or five (5) days after deposit with the United States Post Office by registered or certified mail, postage prepaid, to the other party at the address set forth below or to such other address as either party may from time to time designate by ten (10) days advance written notice pursuant to this § 10.8. All such written communication will be directed as follows:

If to SunTrust:

SunTrust Banks, Inc.

Attention: Chief Executive Officer

303 Peachtree St., NE, 30th Floor

Atlanta, GA 30308

If to Executive, to the most recent address Executive has provided to SunTrust for inclusion in Executive’s personnel records.

10.9 Binding Effect. This Agreement shall be for the benefit of, and shall be binding upon, SunTrust and Executive and their respective heirs, personal representatives, legal representatives, successors and assigns, subject, however, to the provisions in § 10.1 of this Agreement.

10.10 Not an Employment Contract. This Agreement is not an employment contract and shall not give Executive the right to continue in employment by SunTrust or a SunTrust Affiliate for any period of time or from time to time. Moreover, this Agreement shall not adversely affect the right of SunTrust or a SunTrust Affiliate to terminate Executive’s employment with or without cause at any time.

IN WITNESS WHEREOF, SunTrust and Executive have entered into this Agreement this        day of      , 2010, and such date shall be the Effective Date of this Agreement.

SUNTRUST BANKS, INC.	EXECUTIVE
By:

Title: Corporate Executive Vice President

and Human Resources Director

Exhibit A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (“Release”) is entered into by and between SunTrust Banks, Inc., a Georgia corporation, and        (“Executive”).

WHEREAS, Executive and SunTrust Banks, Inc., are parties to a Change in Control Agreement (“CIC Agreement”) which provides certain compensation and benefits to Executive in the event Executive’s employment is terminated without Cause or Executive resigns for Good Reason in connection with a Change in Control, as those terms are defined in the CIC Agreement. Executive acknowledges that the compensation and/or benefits that Executive is to receive pursuant the CIC Agreement constitute full and adequate consideration for the promises and obligations set forth in this Release.

WHEREAS, Executive’s execution of and failure to revoke this Release is a condition precedent to his or her right to receive any payments or benefits under Section 3 of the CIC Agreement, and Executive’s compliance with the terms of this Release is a condition subsequent to Executive’s right to receive any compensation or benefits under Section 3 of the CIC Agreement.

WHEREAS, Executive wants to waive and release SunTrust Banks, Inc. and its subsidiaries and affiliates from liability for any claims Executive may have arising out of facts or events, known or unknown, occurring up to and including the date of execution of this Release.

NOW, THEREFORE, in consideration of the promises and agreements contained in this Release and in the parties’ CIC Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SunTrust Banks, Inc. and Executive hereby agree as follows:

1.	Release. Executive agrees to forever release SunTrust Banks, Inc., and its subsidiaries and affiliates (collectively “SunTrust”), and all of their officers, directors, employees, agents, and successors from any and all claims, charges, actions, arbitrations, demands, damages or expenses (collectively “Claims”) which Executive has ever had or now may have that arise or arose out of Executive’s employment or the conclusion of that employment, whether Executive knows of these Claims now or learns of them at a later date. The foregoing is not intended as a waiver of Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”). In addition to all other Claims, Executive is specifically releasing and agreeing not to bring any action in a federal or state court or administrative agency (other than the EEOC), or any arbitration with the National Association of Securities Dealers (“NASD”) or any other regulatory agency, any of which is related to any Claim against SunTrust under any federal, state or local wage or discrimination law or any applicable federal, state or local law governing wage or employment matters, including but not limited to the Age Discrimination in Employment Act, or any arbitration requirement. If Executive has already filed any Claim referred to in this paragraph, Executive agrees to withdraw it immediately and never to refile it. Executive understands that he or she is waiving and releasing all these Claims on a knowing and voluntary basis; however, Executive is not waiving or releasing any rights or Claims that arise after Executive signs this Release or any Claims related to Executive’s entitlement to receive any vested benefits Executive has earned or will earn prior to his termination of employment under any SunTrust employee benefit plan, whether qualified or nonqualified, including but not limited to any stock option or award plan and any bonus plan. Executive acknowledges that the payments and benefits that Executive receives pursuant to his or her CIC Agreement will be Executive’s exclusive individual remedy and will constitute an accord and satisfaction of all individual damage claims that may arise from the Claims. Executive further acknowledges that nothing in this Release will be deemed to minimize or eliminate Executive’s rights to claim indemnity from SunTrust for any actions Executive was authorized to take or forego as an officer of SunTrust and for which Executive would be entitled, as a former officer of SunTrust, to indemnity under the terms of the SunTrust bylaws and the laws of the State of Georgia. Executive covenants not to hereafter sue or to authorize anyone else to file a lawsuit on Executive’s behalf against SunTrust and not to become a member of any class suing SunTrust. Executive also covenants and agrees not to accept, recover, or receive any back pay, damages, or any other form of relief which may arise out of or in connection with any administrative remedies pursued independently by any other person or any federal, state, or local governmental agency or class represented.

2.	Proprietary Information. Executive acknowledges that he or she has returned to SunTrust all Trade Secrets and Confidential and Proprietary Information (as those terms are defined in the CIC Agreement) belonging to SunTrust, including all copies thereof and any notes relating to such Trade Secrets or Confidential and Proprietary Information.

3.	Continuing Cooperation. Executive understands and agrees that, in his or her role at SunTrust, he or she has been responsible for and involved in numerous matters and projects of a significant and/or confidential nature and that, in some instances, Executive possesses knowledge regarding those and other matters that is unique to Executive and of value to SunTrust, and that SunTrust may have need of Executive’s continuing assistance on such matters in the future. Executive further understands and agrees that, in Executive’s role at SunTrust, Executive has developed numerous relationships on behalf of SunTrust that may be of significant business value to SunTrust, and that SunTrust may have need of Executive’s continuing assistance in maintaining and transitioning such relationships. Executive agrees that, for a period of thirty-six (36) months immediately following Executive’s receipt of the first payment under the CIC Agreement, Executive will provide assistance and make his or herself reasonably available to SunTrust and its employees, attorneys and/or accountants regarding matters in which Executive has been involved in the course of Executive’s employment with SunTrust and/or about which Executive has knowledge as a result of Executive’s employment with SunTrust. It is understood and agreed that such assistance in any month will not exceed twenty percent (20%) of Executive’s average service per month determined over the immediately preceding thirty-six (36) months (or the full period of services if Executive has been providing service to SunTrust less than thirty-six (36) months) and, to the extent possible, will be requested at such times and in such a manner so as to not unreasonably interfere with any subsequent employment in which Executive may be engaged. Such assistance may consist of, without limitation, telephone or in-person meetings with SunTrust employees, attorneys and/or accountants, or the provision of truthful testimony by way of deposition, hearing, trial or affidavit. SunTrust will be responsible for any reasonable and necessary expenses incurred by Executive in connection with such services. Executive understands that Executive will not be entitled to any additional consideration or compensation of any kind from SunTrust in exchange for such services.

4.	Miscellaneous.

(a) Any dispute, controversy or claim arising out of or relating to this Release shall be determined by binding arbitration in accordance with and subject to the same terms as those set forth in Section 8 of the CIC Agreement.

Employee	SunTrust

(b) Executive agrees that this Release, together with the CIC Agreement, contains all the terms that are applicable to any conditions on Executive’s right to receive compensation or benefits under this Release and the CIC Agreement and replaces all other agreements Executive may have with SunTrust related to these issues, except for any written qualified or nonqualified plan, incentive compensation plan, bonus plan or stock option agreement or stock award in which Executive has a vested benefit as of his or her last day of employment, and any SunTrust nonsolicitation agreement Executive may have executed previous to or while employed by SunTrust. Executive acknowledges that the terms of these plans, options or awards and nonsolicitation agreements shall remain in full force and effect following Executive’s separation from SunTrust and shall not be superseded or replaced by this Release or any part thereof. Executive also agrees that this Release cannot be changed or enlarged except by a written amendment that is signed by SunTrust and Executive. If a dispute arises between SunTrust and Executive related to this Release, Executive understands that, it will be resolved in accordance with the laws of the State of Georgia (without reference to the choice of law principles thereof), except to the extent superseded by federal law, and, with respect to arbitration, the Federal Arbitration Act. If any provision or portion of a provision of this Release is waived by SunTrust or Executive or is determined to be unlawful or unenforceable, the waiver or finding of unlawfulness or unenforceability will not act as a waiver or finding of unlawfulness or unenforceability of any other provision or portion of a provision of this Release.

(c) Executive understands that this Release is not an admission by either SunTrust or Executive that any statute or law has been violated or that either SunTrust or Executive has acted improperly or violated any duty or obligation.

(d) Executive agrees that the contents, terms and existence of this Release must be kept confidential, and that he or she will not reveal them to anyone, except Executive’s spouse, attorney or accountant or unless required by law or regulatory or administrative agency, without the prior written consent of SunTrust. Executive also agrees not to make disparaging remarks related to Executive’s employment with SunTrust, to SunTrust management, or to SunTrust’s business operations generally at any time before or after Executive’s last date of employment with SunTrust.

(e) By signing this Release, Executive acknowledges that Executive has read and understands its terms, and that Executive has been advised to consult with an attorney about the Release and its binding effect on Executive’s rights. Executive also acknowledges that he or she is satisfied with the terms of this Release, that its terms are binding on Executive and Executive’s agents, personal representatives, successors and assigns, and that Executive is signing this Release on a knowing and voluntary basis. Executive understands and agrees that SunTrust has the right, without Executive’s prior consent, to assign this Release to any successor, assignee, parent, affiliate, or subsidiary.

(f) If Executive is forty (40) years old or older on the date he or she receives this Release, Executive understands that he or she is entitled to consider the terms of the Release for twenty-one (21) days after receiving it. Executive understands that he or she may sign it anytime within that twenty-one (21) day period. If Executive does not sign and return the Release on or before the twenty first (21st) day after receiving it, Executive understands that he or she will not receive any payments or benefits under Section 3 of the CIC Agreement. If Executive is forty (40) years old or older on the date he or she receives this Release, Executive further understand that (i) he or she may revoke the Release within seven (7) days after signing it by delivering written notice of such revocation to Frances L. Breeden, Director of Human Resources, SunTrust Bank, SunTrust Plaza Gardens, 303 Peachtree Center Avenue, Suite 200, Mail Code GA-Atlanta-0636G, Atlanta, Georgia 30303 (Facsimile: 404-658-4294), (ii) the Release cannot become effective and enforceable until after the revocation period expires and (iii) Executive cannot receive any payments or benefits under the CIC Agreement if Executive revokes it within the seven (7) day period.

§ 1.	§ 2.
SUNTRUST	EXECUTIVE
Signature:	Signature:
Printed Name:	Printed Name:
Title:	Title:
Date:	Date:

ATTACHMENT TO WAIVER AND RELEASE AGREEMENT

AGREEMENT TO ARBITRATE

BEFORE SIGNING THE WAIVER AND RELEASE AGREEMENT, EXECUTIVE CERTIFIES THAT EXECUTIVE HAS READ PARAGRAPH 4(A) OF THE WAIVER AND RELEASE AGREEMENT AND SECTION 8 OF EXECUTIVE’S CHANGE IN CONTROL AGREEMENT. EXECUTIVE ALSO CERTIFIES THAT EXECUTIVE UNDERSTANDS THE FOLLOWING:

•	Under the terms and subject to the exclusions set forth in paragraph 4(a) of the Release, and Section 8 of the Change in Control Agreement, Executive is agreeing to arbitrate any dispute, claim or controversy that may arise between SunTrust and Executive relating to the Release or the Change in Control Agreement. This means Executive is giving up the right to sue SunTrust or another person in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

•	Executive acknowledges that the parties’ signatures below create a binding agreement to arbitrate any claim alleging employment discrimination. The rules of other arbitration forums may be different.

•	Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

•	The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

•	The arbitrators do not have to explain the reason(s) for the award.

•	The panel of arbitrators may include arbitrators who were or are affiliated with the securities industry, or public arbitrators, as provided by the rules of the arbitration forum in which a claim is filed.

•	The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

SunTrust	Executive
Date	Date